CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$10,000,000	$1,161

Pricing supplement no. 1304 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 194-A-II dated May 12, 2011	Product Supplement No. 194-A-II Registration Statement No. 333-155535 Dated May 17, 2011 Rule 424(b)(2)

Structured Investments	$10,000,000 Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return due May 22, 2014

General

  You may request that we repurchase your notes on a daily basis in minimum denominations equal to the Principal Amount, subject to compliance with the procedural requirements described below.
  At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date after providing at least five business days’ written notice.
  The notes are designed for investors who seek a return linked to the S&P GSCITM Copper Index Total Return.
  Investors should be willing to forgo interest payments and, if the Index Closing Level of the S&P GSCITM Copper Index Total Return decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The payment at maturity or upon early repurchase or redemption is linked to the performance of the S&P GSCITM Copper Index Total Return minus the Investor Fee, which is deducted on each Valuation Date, as described below.
  On the Inception Date, J.P. Morgan Securities LLC, which we refer to as JPMS, purchased from us all of the notes at 100% of the Principal Amount per note. JPMS did not sell any notes on the Inception Date. The notes may be offered and sold from time to time by JPMS at the Indicative Note Value as of the relevant Valuation Dates.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing May 22, 2014†
  The notes will be sold in minimum denominations equal to the Principal Amount, as described below, and integral multiples in excess thereof.
  The notes priced on May 17, 2011 and are expected to settle on or about May 20, 2011.
  The notes will not be listed on any securities exchange. Other than pursuant to the early repurchase and optional redemption rights set forth below, JPMS will not purchase notes in the secondary market.

Key Terms

Index:

The S&P GSCITM Copper Index Total Return (the “Index”)

The value of the S&P GSCITM Copper Index Total Return is published each trading day under the Bloomberg ticker symbol “SPGCICTR.” For more information about the Index, please see “Selected Purchase Considerations — Diversification of the S&P GSCITM Copper Index Total Return” in this pricing supplement.

Principal Amount:	$1,000
Payment at Maturity:

Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the terms of the notes upon the occurrence of a commodity hedging disruption event), for each note, unless earlier repurchased or redeemed, you will receive at maturity a cash payment equal to the Indicative Note Value as of the Final Valuation Date.

The return on your initial investment at maturity will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date. Accordingly, you will lose some or all of your initial investment at maturity if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee.

Indicative Note Value:

The Indicative Note Value on the Inception Date will be equal to the Principal Amount. On each subsequent Valuation Date, the Indicative Note Value will be equal to (a) (i) the Indicative Note Value as of the immediately preceding Valuation Date multiplied by (ii) the Index Factor as of such Valuation Date minus (b) the Investor Fee as of such Valuation Date.

If the amount calculated above is less than zero, the Indicative Note Value on such Valuation Date will be $0.

Investor Fee:

On any Valuation Date, the product of (a) the Indicative Note Value as of the immediately preceding Valuation Date, (b) the Investor Fee Percentage and (c) (i) the number of calendar days from and including the immediately preceding Valuation Date to and excluding such Valuation Date divided by (ii) 360

Investor Fee Percentage:	0.50%
Index Factor:	On any Valuation Date, (a) the Index Closing Level on such Valuation Date divided by (b) the Index Closing Level on the immediately preceding Valuation Date
Inception Date:	May 17, 2011
Valuation Date(s) †:	Each business day from and including the Inception Date to and including the Final Valuation Date
Final Valuation Date†:	May 19, 2014
Maturity Date†:	May 22, 2014
Additional Key Terms:	See “Additional Key Terms” below.
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement no. 194-A-II or early acceleration in the event of a hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 194-A-II and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement

Investing in the Daily Liquidity Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 194-A-II and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

On the Inception Date, JPMS purchased from us all of the notes at 100% of the Principal Amount per note. JPMS did not sell any notes on the Inception Date. The notes may be offered and sold from time to time by JPMS at the Indicative Note Value as of the relevant Valuation Dates. We will receive proceeds equal to 100% of the offering price of notes sold to JPMS on the Inception Date. See “Supplemental Plan of Distribution” in this pricing supplement.

The offering price includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-24 of the accompanying product supplement no. 194-A-II.

JPMS will not receive an agent’s commission in connection with sales of the notes. JPMS will be entitled to receive a portion of the Investor Fee to cover the ongoing payments related to the distribution of notes and for structuring and developing the economic terms of the notes. Payments constituting underwriting compensation will not exceed a total of 8% of proceeds. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-55 of the accompanying product supplement no. 194-A-II.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 17, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 194-A-II dated May 12, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 12, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 194-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 194-A-II dated May 12, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211003148/e43552_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Payment upon Early Repurchase:

Subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement no. 194-A-II, you may request that we repurchase your notes on any Repurchase Date during the term of the notes. Upon early repurchase, you will receive for each note a cash payment on the relevant Repurchase Date equal to the Indicative Note Value as of the relevant Valuation Date.

The return on your initial investment upon early repurchase will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date. Accordingly, you will lose some or all of your initial investment upon early repurchase if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee.

Early Repurchase Mechanics:

In order to request that we repurchase your notes on any Repurchase Date, you must deliver a Repurchase Notice to us via email at dln_repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” in the accompanying product supplement no. 194-A-II. If you fail to comply with these procedures, your notice will be deemed ineffective.

Repurchase Date:	The third business day following each Valuation Date
Repurchase Notice:	The form of Repurchase Notice attached hereto as Annex A
Payment upon Optional Redemption:

At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date. Upon redemption, you will receive for each note a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the relevant Valuation Date.

The return on your initial investment upon redemption will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date. Accordingly, you will lose some or all of your initial investment upon redemption if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee.

Optional Redemption Mechanics:

If we exercise our right to redeem your notes on the Redemption Date, we will deliver an irrevocable redemption notice to the Depository Trust Company (“DTC”) (the holder of the global note). The Valuation Date for such redemption will be specified in the irrevocable redemption notice delivered to DTC and will be no fewer than five business days and no more than ten business days after the date such notice is delivered, subject to the potential postponements and adjustments as described under “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement. Accordingly, we must provide at least five business days’ notice prior to the Valuation Date for such redemption.

Initial Redemption Date:	May 20, 2012*
Redemption Date:	The third business day following the relevant Valuation Date
Reopening issuances:

We may, without your consent, “reopen” the notes based on market conditions and the Index Closing Level at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. See “Reissuances or Reopening Issuances” in this pricing supplement for more information.

Index Closing Level on the Inception Date:	5321.508
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
CUSIP:	48125XRA6

*We may accelerate the notes due to the occurrence of a commodity hedging disruption event prior to the Initial Redemption Date. See “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs.”

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-1

Selected Purchase Considerations

  UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity or upon early repurchase or redemption linked to the Index, subject to the deduction of the Investor Fee. The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performance of the Index and the cumulative amount of the Investor Fee as of the relevant Valuation Date. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO THE S&P GSCITM COPPER INDEX TOTAL RETURN — The return on the notes is linked to the S&P GSCITM Copper Index Total Return, a sub-index of the S&P GSCI™, a composite index of commodity sector returns, which is calculated, maintained and published daily by Standard & Poor’s Financial Services LLC.  The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy.  The S&P GSCI™ Copper Index Total Return provides investors with a publicly available benchmark for investment performance in the copper commodity markets. The S&P GSCI™ Copper Index Total Return is based on price levels of the futures contracts included in the S&P GSCI™ Copper Index Total Return as well as the discount or premium obtained by “rolling” hypothetical positions in such contracts forward as they approach delivery.  The S&P GSCI™ Copper Index Total Return also reflects interest earned on hypothetical, fully collateralized contract positions on the included commodities.  See “The GSCI Indices” in the accompanying product supplement no. 194-A-II.
  DAILY REPURCHASES IN MINIMUM DENOMINATIONS EQUAL TO THE PRINCIPAL AMOUNT — Subject to your compliance with the procedures and the potential postponements and adjustments as described in the accompanying product supplement no. 194-A-II, you may submit daily a request to have us repurchase your notes on any Repurchase Date during the term of the notes. If you request that we repurchase your notes, subject to the notification requirements and the other terms and conditions set forth in the accompanying product supplement no. 194-A-II and this pricing supplement, for each note you will receive a cash payment on the relevant Repurchase Date equal to the Indicative Note Value as of the relevant Valuation Date. You may request that we repurchase a minimum of one note.
  POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date after providing at least five business days’ written notice. Upon redemption, you will receive for each note a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the relevant Valuation Date.
  INDICATIVE NOTE VALUE — At any time during the term of the notes, you can contact us via email at dln_repurchase@jpmchase.com, with “Indicative Note Value, Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return due May 22, 2014, CUSIP No. 48125XRA6” as the subject line, to obtain the Indicative Note Value as of the close of any business day. We intend to respond to any requests for the daily Indicative Note Value by the close of business on the following business day; provided that if we receive your request on a day that is a Disrupted Day, we will respond by close of business on the immediately succeeding trading day that is not a Disrupted Day. Please see “Description of Notes — Indicative Note Value” in the accompanying product supplement no. 194-A-II.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 194-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the materialU.S. federal income tax consequences of owning and disposing of notes.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-2

Selected Risk Considerations

Your investment in the notes will involve significant risks. The notes do not guarantee any return of principal at, or prior to, the Maturity Date, any Repurchase Date or any Redemption Date. Investing in the notes is not equivalent to investing directly in the Index, its component futures contracts, any of the commodities underlying the component futures contracts or in any contracts relating to the Index or such futures contracts for which there is an active secondary market. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 194-A-II dated May 12, 2011. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your investment. The Investor Fee, which is deducted on each Valuation Date, will reduce your final payment. Accordingly, you will lose some or all of your initial investment at maturity or upon early repurchase or redemption if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee.
  EVEN IF THE LEVEL OF THE INDEX INCREASES, YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES DUE TO THE INVESTOR FEE — The amount of the Investor Fee, which is deducted on each Valuation Date, will reduce the payment, if any, you will receive at maturity or upon early repurchase or redemption. If the level of the Index decreases or even if the level of the Index increases, but the Index does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted daily, you will receive less than the principal amount of your investment at maturity or upon early repurchase of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or upon early repurchase or redemption, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Note Calculation Agent and hedging our obligations under the notes. In performing these duties, the economic interests of the Note Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  IF WE EXERCISE OUR RIGHT TO REDEEM THE NOTES, THE CASH PAYMENT YOU WILL RECEIVE MAY BE LESS THAN YOU MIGHT OTHERWISE HAVE RECEIVED — We have the right to redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date.  We may elect to redeem your notes at a time when the Indicative Note Value is relatively low. As a result, any payment upon redemption may be substantially less than the amount you initially invested, the amount you could have received on your investment at maturity if the notes had not been redeemed or the amount you could have received if you had elected to have us (or our affiliates) repurchase your notes at the time of your choosing.
  THE OPTIONAL REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT FROM YOUR INVESTMENT — While the original term of the notes is approximately three years, at our sole discretion, the notes may be called for redemption prior to the Maturity Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes in an investment with similar characteristics in the event the notes are redeemed prior to the Maturity Date.
  WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 194-A-II for more information.
  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Index. The effect on the value of the notes of any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain agricultural commodities, energy commodities and metals. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-3

  PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodities underlying the commodity futures contracts included in the Index.  See “The Market Price of Copper Will Affect the Value of the Notes” below.  The prices of commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
  THE MARKET PRICE OF COPPER WILL AFFECT THE VALUE OF THE NOTES — The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.
  A DECISION BY AN EXCHANGE ON WHICH THE FUTURES CONTRACTS UNDERLYING THE INDEX ARE TRADED TO INCREASE MARGIN REQUIREMENTS MAY AFFECT THE LEVEL OF THE INDEX — If an exchange on which the futures contract underlying the Index are traded increases the amount of collateral required to be posted to hold positions in such futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.
  THE INDEX MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITIES THAN A BROADER COMMODITIES INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI™. In contrast to the S&P GSCI™, which includes contracts on precious metals and non-precious metals commodities, the Index comprises contracts on only copper. As a result, price volatility in the contracts included in the Index will likely have a greater impact on the Index than it would on the broader S&P GSCITM. In addition, because the Index omits principal market sectors composing the S&P GSCI™, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.
  THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Index, which is linked to commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.
  OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts composing the Index, the commodities upon which the futures contracts that compose the Index are based, or other exchange-traded or over-the-counter instruments based on the Index. You will not have any rights that holders of such assets or instruments have.
  HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the value of the Index and thus the value of notes linked to the Index. The futures contracts underlying the Index have historically been in contango.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-4

  SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.
  THE INDEX CLOSING LEVEL ON THE RELEVANT VALUATION DATE MAY BE LESS THAN THE INDEX CLOSING LEVEL ON THE MATURITY DATE, A REPURCHASE DATE, A REDEMPTION DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The Index Closing Level on the Maturity Date, a Repurchase Date, a Redemption Date or at other times during the term of the notes, including dates near the relevant Valuation Date, could be higher than the Index Closing Level on the relevant Valuation Date. This difference could be particularly large if there is a significant increase in the level of the Index after the relevant Valuation Date, if there is a significant decrease in the level of the Index prior to the relevant Valuation Date or if there is significant volatility in the Index during the term of the notes.
  THERE ARE RESTRICTIONS ON YOUR ABILITY TO REQUEST THAT WE REPURCHASE YOUR NOTES — If you elect to exercise your right to have us repurchase your notes, your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day. If we do not receive such notice or we (or our affiliates) do not acknowledge receipt of such notice, your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

  Because of the timing requirements of the Repurchase Notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a market disruption event.

  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  YOU WILL NOT KNOW THE AMOUNT YOU WILL RECEIVE UPON EARLY REPURCHASE AT THE TIME YOU ELECT TO REQUEST THAT WE REPURCHASE YOUR NOTES — You will not know the amount you will receive upon early repurchase at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) must acknowledge receipt of such notice, on the same day. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including but not limited to:
    the volatility, frequency and magnitude of changes in the levels of the Index and the futures contracts that compose the Index;
    whether we are expected to redeem the notes;
    the time to maturity of the notes;
    supply and demand trends at any time for the commodities upon which the futures contracts that compose the Index or the exchange-traded futures contracts on such commodities;
    the amount of the Investor Fee on the relevant Valuation Date;
    the market price of the commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on such commodities;
    interest and yield rates in the market generally;
    economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events that affect commodities markets generally or the futures contracts underlying the Index, and which may affect the Index Closing Level on any Valuation Date; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.
  THE LIQUIDITY IS LIMITED TO THE EARLY REPURCHASE RIGHT — The notes will not be listed on any securities exchange. As stated in the “Supplemental Plan of Distribution” in this pricing supplement, JPMS purchased from us all of the notes on the Inception Date. However, JPMS did not sell any notes on the Inception Date. Other than pursuant to the early repurchase right set forth in the notes, JPMS will not purchase notes in the secondary market. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. Accordingly, the liquidity of the market for the notes outside of the early repurchase right could vary materially over the term of the notes and the price at which you may be able to trade your notes is likely to depend on the payment upon early repurchase. In addition, any election by holders to request that we repurchase the notes will be subject to the restrictive conditions and procedures described in the accompanying product supplement no. 194-A-II. Furthermore, at our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-5

Hypothetical Payment at Maturity or upon Early Repurchase

The following examples illustrate how the notes would perform at maturity or upon early repurchase in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 2% per quarter through maturity (Example 1) and an example in which the Index Closing Level decreases at a constant rate of 2% per quarter through maturity (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 2% per quarter for the first 6 quarters and then decreasing by 2% per quarter for the next 6 quarters, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 2% per quarter for the first 6 quarters, and then increasing by 2% per quarter for the next 6 quarters. For ease of analysis and presentation, the following examples assume Valuation Dates occur quarterly so that the Index Factor, the Investor Fee and the Indicative Note Value are recalculated only once each quarter. These examples highlight the impact of the Investor Fee on the payment at maturity or upon early repurchase under different circumstances. If the notes are redeemed prior to maturity, the tables and charts below do not illustrate how much you will be paid. Because the Investor Fee takes into account the Index Closing Level performance, the absolute level of the Investor Fee is dependent on the path taken by the Index Closing Level to arrive at its ending level. As a result, the actual Investor Fee, which is deducted on each Valuation Date, may be greater than or less than the hypothetical Investor Fee (which is calculated quarterly) shown in these examples, depending on whether the level of the Index is increasing or decreasing. The figures in these examples have been rounded for convenience. The Hypothetical Indicative Value of each note for quarter 12 is as of the hypothetical Final Valuation Date, and given the indicated assumptions, a holder will receive payment at maturity or upon early repurchase in the indicated amount, according to the indicated formula.

Example 1

Assumptions:

Investor Fee Percentage	0.50% per annum
Index Closing Level on the Inception Date	5,300.00

Quarter End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*
A	B	C	D	E
t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt
0	5300.00000	—	—	$1,000.00000
1	5406.00000	1.02000	$1.25000	$1,018.75000
2	5514.12000	1.02000	$1.27344	$1,037.85156
3	5624.40240	1.02000	$1.29731	$1,057.31128
4	5736.89045	1.02000	$1.32164	$1,077.13587
5	5851.62826	1.02000	$1.34642	$1,097.33216
6	5968.66082	1.02000	$1.37167	$1,117.90714
7	6088.03404	1.02000	$1.39738	$1,138.86790
8	6209.79472	1.02000	$1.42358	$1,160.22167
9	6333.99061	1.02000	$1.45028	$1,181.97583
10	6460.67043	1.02000	$1.47747	$1,204.13788
11	6589.88383	1.02000	$1.50517	$1,226.71546
12	6721.68151	1.02000	$1.53339	$1,249.71638

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.
† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-6

Example 2

Assumptions:

Investor Fee Percentage	0.50% per annum
Index Closing Level on the Inception Date	5,300.00

Quarter End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*
A	B	C	D	E
t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt
0	5300.00000	—	—	$1,000.00000
1	5194.00000	0.98000	$1.25000	$978.75000
2	5090.12000	0.98000	$1.22344	$957.95156
3	4988.31760	0.98000	$1.19744	$937.59509
4	4888.55125	0.98000	$1.17199	$917.67120
5	4790.78022	0.98000	$1.14709	$898.17068
6	4694.96462	0.98000	$1.12271	$879.08456
7	4601.06533	0.98000	$1.09886	$860.40401
8	4509.04402	0.98000	$1.07551	$842.12042
9	4418.86314	0.98000	$1.05265	$824.22537
10	4330.48588	0.98000	$1.03028	$806.71058
11	4243.87616	0.98000	$1.00839	$789.56798
12	4158.99864	0.98000	$0.98696	$772.78966

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.
† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

Example 3

Assumptions:

Investor Fee Percentage	0.50% per annum
Index Closing Level on the Inception Date	5,300.00

Quarter End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*
A	B	C	D	E
t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt
0	5300.00000	—	—	$1,000.00000
1	5406.00000	1.02000	$1.25000	$1,018.75000
2	5514.12000	1.02000	$1.27344	$1,037.85156
3	5624.40240	1.02000	$1.29731	$1,057.31128
4	5736.89045	1.02000	$1.32164	$1,077.13587
5	5851.62826	1.02000	$1.34642	$1,097.33216
6	5968.66082	1.02000	$1.37167	$1,117.90714
7	5849.28761	0.98000	$1.39738	$1,094.15161
8	5732.30185	0.98000	$1.36769	$1,070.90089
9	5617.65582	0.98000	$1.33863	$1,048.14425
10	5505.30270	0.98000	$1.31018	$1,025.87118
11	5395.19665	0.98000	$1.28234	$1,004.07142
12	5287.29271	0.98000	$1.25509	$982.73490

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.
† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-7

Example 4

Assumptions:

Investor Fee Percentage	0.50% per annum
Index Closing Level on the Inception Date	5,300.00

Quarter End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*
A	B	C	D	E
t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt
0	5300.00000	—	—	$1,000.00000
1	5194.00000	0.98000	$1.25000	$978.75000
2	5090.12000	0.98000	$1.22344	$957.95156
3	4988.31760	0.98000	$1.19744	$937.59509
4	4888.55125	0.98000	$1.17199	$917.67120
5	4790.78022	0.98000	$1.14709	$898.17068
6	4694.96462	0.98000	$1.12271	$879.08456
7	4788.86391	1.02000	$1.09886	$895.56739
8	4884.64119	1.02000	$1.11946	$912.35928
9	4982.33401	1.02000	$1.14045	$929.46602
10	5081.98069	1.02000	$1.16183	$946.89350
11	5183.62031	1.02000	$1.18362	$964.64776
12	5287.29271	1.02000	$1.20581	$982.73490

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.
† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index Closing Level on any trading day or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

These hypothetical payouts at maturity or upon early repurchase and redemption do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-8

Historical Information

The following graph sets forth the historical performance of the S&P GSCITM Copper Index Total Return based on the weekly Index Closing Level from January 6, 2006 through May 13, 2011. The Closing Level of the Index on May 17, 2011 was 5321.508. We obtained the Closing Levels of the Index below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Plan of Distribution

On the Inception Date, JPMS purchased from us all of the notes at 100% of the Principal Amount per note. JPMS did not sell any notes on the Inception Date. The notes may be offered and sold from time to time by JPMS at the Indicative Note Value as of the relevant Valuation Dates. We will receive proceeds equal to 100% of the offering price of notes sold to JPMS on the Inception Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes that are to be issued more than three business days prior to the related issue date will be required to specify alternative settlement arrangements to prevent failed settlement.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions and Index Closing Levels at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes. For more information on such additional offerings, see “General Terms of Notes — Reopening Issuances” in the accompanying product supplement no. 194-A-II.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-9

ANNEX A

FORM OF REPURCHASE NOTICE

To: dln_repurchase@jpmchase.com

Subject: Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return, CUSIP No. 48125XRA6

Ladies and Gentlemen:

       The undersigned holder of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return due May 22, 2014, CUSIP No. 48125XRA6 (the “notes”) hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the Repurchase Date specified below as described in the product supplement no. 194-A-II, as supplemented by the pricing supplement dated May 17, 2011 relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

       The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Valuation Date with respect to the number of notes specified below at a price per note determined in the manner described in the Supplement, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time, on the Repurchase Date.

* Subject to adjustment as described in the Supplement.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of Notes surrendered for Repurchase:

Applicable Valuation Date: _________, 20__*
Applicable Repurchase Date: _________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the Supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed to dln_repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

JPMorgan Structured Investments — Daily Liquidity Notes Linked to the S&P GSCITM Copper Index Total Return	PS-10